EXHIBIT 10.6

December 11, 2002

Mr. Mark A. Brown

225 W. Seaview Avenue

Linwood, NJ 08221

Re:	Third Amendment of Employment Agreement dated March 6, 1998, as amended (the “Agreement”)

Dear Mr. Brown:

This letter will confirm our agreement to further amend the Agreement as follows:

1.	This amendment shall be effective as of the date hereof and the Expiration Date shall be December 31, 2006.

2.	In consideration for this Amendment, Paragraph 2.a, as previously amended, is hereby deleted in its entirety and replaced as follows:

During the term of this Agreement, you shall be paid an annual salary at the rate of One Million Five Hundred Thousand ($1,500,000) Dollars commencing January 1, 2003, payable periodically in accordance with Trump’s regular payroll practices. Said annual salary shall increase to One Million Six Hundred Thousand Dollars ($1,600,000) commencing January 1, 2004, to One Million Seven Hundred Thousand ($1,700,000) Dollars commencing January 1, 2005, and to One Million Eight Hundred Thousand ($1,800,000) Dollars commencing January 1, 2006.

3.	Paragraph 13 of the Agreement dated March 6, 1998 is reinstated in its entirety.

Except to the extent modified herein, you hereby ratify the Agreement and confirm that all other such terms, conditions and obligations contained therein remain in full force and effect as stated in the Agreement.

Very truly yours,

/s/ DONALD J. TRUMP

DONALD J. TRUMP

Chairman

Trump’s Castle Associates

Trump Taj Mahal Associates

Trump Plaza Associates

Trump Indiana, Inc.

DJT/njd

Agreed to this 11th day of December, 2002

/s/ MARK A. BROWN

MARK A. BROWN